Trinity Capital Inc. Exits Its Equity Position in Core Scientific

Liquidation of shares results in a return of 17.7% on the initial investment

PHOENIX, (June 5, 2024 /PRNewswire/) – Trinity Capital Inc. (Nasdaq: TRIN) (“Trinity” or the “Company”), a leading provider of diversified financial solutions to growth-stage companies, announced today that as of June 4, 2024, it has completed the liquidation of the shares of common stock of Core Scientific (CORZ) (“Core”) that it received in satisfaction of its claim in Core’s Chapter 11 bankruptcy.

Trinity provided $30 million in equipment financing to Core in 2021. Core entered Chapter 11 bankruptcy in December 2022 and exited bankruptcy in January 2024. Trinity was granted a $28.3 million claim in the bankruptcy, and elected to receive shares of Core’s common stock in satisfaction of that claim. The 5,640,373 shares received were sold at a weighted average price per share of $5.13, resulting in total proceeds of $29.0 million. After the sale of the common stock, the internal rate of return on the initial investment was 17.7%, including loan interest payments received.

About Trinity Capital Inc.

Trinity (Nasdaq: TRIN), an internally managed business development company, is a leading provider of diversified financial solutions to growth-stage companies with institutional equity investors. Trinity's investment objective is to generate current income and, to a lesser extent, capital appreciation through investments, including term loans, equipment financings and equity-related investments. Trinity believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience, and track record in lending to growth-stage companies. For more information, please visit the Company's website at www.trinitycap.com.

Contact

Ben Malcolmson

Head of Investor Relations

Trinity Capital Inc.

ir@trincapinvestment.com